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                                                                   EXHIBIT 10.20


                       FIFTH AMENDMENT TO PARENT GUARANTY

                  This Fifth Amendment to Parent Guaranty (the "Amendment") is entered into as of June __, 2002, to a certain Second Amended and Restated Parent Guaranty dated as of August 1, 1999, as amended by a certain Amendment to Parent Guaranty dated as of September 29, 2000, as amended by a certain Second Amendment to Parent Guaranty and Waiver dated as of March 13, 2001, as amended by a certain Third Amendment to Parent Guaranty dated as of April 12, 2001, and as amended by a certain Fourth Amendment to Parent Guaranty dated as of January 18, 2002 and effective as of September 30, 2001 (collectively, the "Parent Guaranty") issued by Caraustar Industries, Inc., a North Carolina corporation (the "Guarantor"), in favor of Toronto Dominion (Texas), Inc., as administrative agent for the Lenders and the Issuing Bank (the "Administrative Agent").

                                   WITNESSETH:

                  WHEREAS, an affiliate of the Administrative Agent has issued for the account of Standard Gypsum, L.P., a Delaware limited partnership and the successor by conversion to Standard Gypsum, L.L.C., a Texas limited liability company (the "Borrower"), a letter of credit in the aggregate original face amount of $46,643,014 (the "First Letter of Credit"), pursuant to a Reimbursement Agreement (the "First Reimbursement Agreement") dated as of May 1, 1999 between the Borrower and the issuer of the Letter of Credit (the "Issuing Bank"); and

                  WHEREAS, the Issuing Bank has also issued for the account of the Borrower an additional letter of Credit in the aggregate original face amount of $10,095,891 (the "Second Letter of Credit" and, collectively with the First Letter of Credit, the "Letter of Credit"), pursuant to a Reimbursement Agreement (the "Second Reimbursement Agreement" and, collectively with the First Reimbursement Agreement, the "Reimbursement Agreement") dated as of August 1, 1999 between the Borrower and Issuing Bank; and

                  WHEREAS, Toronto Dominion (Texas), Inc. acts as Administrative Agent for itself and for the benefit of the Issuing Bank in connection with the transactions contemplated by the Reimbursement Agreement; and

                  WHEREAS, the Borrower is a fifty percent (50%) subsidiary of the Guarantor and the Guarantor, in connection with the transactions contemplated by the Reimbursement Agreement, has agreed to guarantee fifty percent (50%) of the obligations and covenants of the Borrower under the Reimbursement Agreement and the other Loan Documents (the Reimbursement Agreement and the other Loan Documents as previously executed and as amended, modified or extended from time to time, the "Guaranteed Agreements"); and


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                  WHEREAS, the Guarantor, certain of its subsidiaries, the
Lenders thereunder, and Bank of America, N.A., as administrative agent, are parties to that certain Credit Agreement dated as of March 29, 2001 (as amended, restated or otherwise modified from time to time, the "Guarantor Credit Agreement"); and

                  WHEREAS, the parties to the Guarantor Credit Agreement have agreed to amend the provisions thereof and, in connection therewith, to enter into a Security Agreement (the "Security Agreement") under which the Guarantor and its subsidiaries party thereto will provide Bank of America, N.A., as administrative agent, and the Lenders thereunder with a "springing" lien on certain of their assets, and such parties have further agreed that the Administrative Agent is an intended third party beneficiary, for itself and on behalf of the Issuing Bank, of such "springing" lien and shall share in the distribution of proceeds from any recovery from such assets in accordance with the provisions of the Security Agreement; and

         WHEREAS, the Guarantor has requested that the Administrative Agent, the Lenders and the Issuing Bank agree to amend certain provisions of the Parent Guaranty, and the Administrative Agent, for itself and on behalf of the Lenders and the Issuing Bank, has agreed to such amendments on the terms and conditions set forth herein;

                  NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereby agree that all capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Parent Guaranty and further agree as follows:

         1.       Amendment and Restatement of Section 18(a) of the Parent
Guaranty.

                  (a) Section 18 of the Parent Guaranty is hereby amended and restated by deleting the existing Section 18(a)(i) in its entirety and by substituting the following therefor:

                           "(i) At all times after the Fourth Amendment
                  Effective Date (as defined in the Credit Agreement dated as of March 29, 2001 among the Guarantor, certain of its subsidiaries, the Lenders thereunder, and Bank of America, N.A., as Administrative Agent (as in effect on the Effective Date of the Fifth Amendment to this Guaranty, the "Guarantor Credit Agreement")), the Guarantor and the other Credit Parties (as defined in the Guarantor Credit Agreement) shall not permit Tangible Net Worth to be less than the TNW Floor (as defined below) plus, as of the end of each fiscal quarter, commencing with the end of the first fiscal quarter ending after the Fourth Amendment Effective Date, (i) 50% of Net Income (to the extent positive) for the fiscal quarter then ended (or, with respect to the fiscal quarter in which the JS Industrial Packaging Group Acquisition (as defined below) occurs, for the portion of the fiscal quarter occurring after


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                  the date such acquisition is consummated), such increases to be cumulative, and (ii) 100% of the net cash proceeds of equity issuances during the fiscal quarter then ended (or, with respect to the fiscal quarter in which the JS Industrial Packaging Group Acquisition occurs, for the portion of the fiscal quarter occurring after the date such acquisition is consummated), such increases to be cumulative.

                  "For purposes hereof, "TNW Floor" shall mean (A) initially, $108,900,000 and (B) upon the consummation of the JS Industrial Packaging Group Acquisition, 90% of actual Tangible Net Worth as of the date of such consummation (and after giving effect thereof), as calculated in good faith by the Guarantor and as certified in writing to Bank of America, N.A., as administrative agent under the Guarantor Credit Agreement, on the date of such consummation by a responsible officer of the Guarantor. "JS Industrial Packaging Group Acquisition" shall mean the Guarantor's acquisition from Jefferson Smurfit Corporation of the business referred to as the "JS Industrial Packaging Group" for an aggregate consideration of approximately $90,000,000 (plus approximately $5,000,000 of transaction costs)."

                  (b) Section 18 of the Parent Guaranty is hereby further amended and restated by (i) deleting the phrase "Guarantor's Credit Agreement" in the penultimate sentence Section 18(a)(iii) and by substituting therefor the phrase "Guarantor Credit Agreement", and (ii) deleting the final sentence of
Section 18(a)(iii) in its entirety.

         2. Amendment and Restatement of Section 18(b) of the Parent Guaranty. Section 18 of the Parent Guaranty is hereby amended and restated by deleting the existing Section 18(b) in its entirety and by substituting the following therefor:

                           "(b) The Guarantor agrees that it shall pay a fee in
                  favor of the Administrative Agent for the benefit of the Issuing Bank, commencing on the effective date of the Fifth Amendment to this Guaranty, payable at the times and in the manner provided for the payment of Letter of Credit fees pursuant to Section 2.3 of the Reimbursement Agreement, on fifty percent (50%) of the remaining face amount of the Letter of Credit, at a rate equal to the higher of (i) the "Applicable Percentage" for "Offshore Rate Loans," as those terms are defined in the Guarantor Credit Agreement, or (ii) the interest rate per annum equal to the per annum Letter of Credit fee that would be paid by Guarantor if its long-term senior unsecured debt alone were the basis for the application of the Pricing Grid contained in Section 2.3(a) of the Reimbursement Agreement, less, in either case, the rate set forth for the Letter of Credit fees in the Reimbursement Agreement."



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         3.       Representations and Warranties. The Guarantor hereby
represents and warrants in favor of the Administrative Agent on behalf of the Lenders and Issuing Bank that:

                           (i) each representation and warranty set forth in the Parent Guaranty is hereby restated and affirmed as true and correct on the date hereof;

                           (ii) the Guarantor has the corporate power and authority (a) to enter into this Amendment, and (b) to do all acts and things as are required or contemplated hereunder to be done, observed and performed by it;

                           (iii) this Amendment has been duly authorized, validly executed and delivered by the Guarantor and the Parent Guaranty, as amended by this Amendment, constitutes the legal, valid and binding obligation of the Guarantor, enforceable against it and in accordance with its terms; and

                           (iv) the execution and delivery of this Amendment and performance by the Guarantor of its obligations under the Parent Guaranty, as amended hereby, do not and will not require the consent or approval of any regulatory authority or governmental authority or agency having jurisdiction over the Guarantor which has not already been obtained and will not be in contravention of or in conflict with the Certificate of Incorporation or By-laws of the Guarantor or the provisions of any Applicable Law or any material indenture, agreement or other instrument to which the Guarantor is party or by which its assets or properties are bound or affected.

         4. Conditions Precedent to Closing. This Amendment shall be deemed closed as of the date first written above, provided that each of the following terms and conditions has been satisfied:

                  (a) The Administrative Agent shall have received duly executed counterparts of this Amendment signed by the Guarantor;

                  (b) The continued truth and accuracy of the representations and warranties contained in Section 3 hereof; and

                  (c) The Administrative Agent shall have received a fee of 0.125% on the maximum principal amount guarantied under this Guaranty, which fee shall be fully earned as of the date hereof and non-refundable when paid.

         5. Conditions Precedent to Effectiveness. This Amendment shall be deemed effective as of the date (the "Effective Date") upon which each of the following terms and conditions has been satisfied:


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                  (a)      The conditions set forth in Section 4 above shall
         have been satisfied;

                  (b) The Administrative Agent shall have received a fee of 0.125% on the maximum principal amount guarantied under this Guaranty (in addition to the fee required under Section 4(c) above), which fee shall be fully earned when due and non-refundable when paid;

                  (c) The JS Industrial Packaging Group Acquisition shall have been consummated and the Security Agreement shall have been executed;

                  (d) The Guarantor's requisite senior lenders shall have agreed to provisions amending the Guarantor Credit Agreement, substantially identical to the change in this Amendment to Section 18(a)(i) of the Guaranty (and other senior lenders to the Guarantor similarly situated shall also have agreed to a substantially identical amendment), and such amendment shall have become effective; and

                  (e) The Administrative Agent shall have received any other documents it may reasonably request, certified by an appropriate governmental official or officer of the Guarantor if so requested.

         6. No Other Amendments or Waivers. Except for the amendments expressly set forth and referred to in Sections 1 and 2, the Guaranty shall remain unchanged and in full force and effect and is hereby in all respects ratified and affirmed.

         7. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement. In proving this Amendment in any judicial proceeding, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Any signatures delivered by a party by facsimile transmission shall be deemed an original signature hereto.

         8. Governing Law. This Amendment shall be deemed to be made pursuant to the internal laws of the State of New York with respect to agreements made and to be performed wholly in the State of New York, and shall be construed, interpreted, performed and enforced in accordance therewith.

         9. Loan Document. This Amendment shall be deemed to be a Loan Document for all purposes.



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                  IN WITNESS WHEREOF, the parties hereto have executed this
Amendment or caused it to be executed under seal by their duly authorized officers, effective as of the day and year first written above.

GUARANTOR:                          CARAUSTAR INDUSTRIES, INC.

                                       By:
                                          ------------------------------------
                                       Its:
                                           -----------------------------------



ADMINISTRATIVE
AGENT:                              TORONTO DOMINION (TEXAS), INC.



                                       By:
                                          ------------------------------------
                                       Its:
                                           -----------------------------------


FIFTH AMENDMENT TO PARENT GUARANTY